Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-145410 on Form S-8 for the registration of 700,000 shares of common stock issuable under the Care Investment Trust Inc. Equity Plan our reports dated November 15, 2007 with respect to the combined statements of revenues and certain expenses of Cambridge Westgate Medical Center, L.P.; Cambridge Nassau Bay, L.P.; Cambridge Allen Partners, L.P.; Cambridge Howell Medical Plaza, LLC; Cambridge Gorbutt MOB, L.P. and Cambridge-Southlake Partners, L.P. and the statements of revenues and certain expenses of Cambridge Walnut Hill, L.P. and Cambridge-Plano Partners MOB IV, L.P.

/s/ UHY LLP

January 2, 2008